PERFORMANCE UNIT AWARD AGREEMENT

(under the Milacron Inc. 2004 Long-Term Incentive Plan, As Amended)

THIS PERFORMANCE UNIT AWARD AGREEMENT (“Agreement”) made in Cincinnati, Ohio on the date of signature below, between Milacron Inc., a Delaware corporation (hereinafter called the “Company”) and      , a regular salaried employee of the Company or one of its Subsidiaries (hereinafter called the “Grantee”).

WITNESSETH:

Whereas, the Company desires to grant to the Grantee the right, contingent upon certain vesting requirements, to receive either cash or shares of common stock of Milacron Inc. (as determined by the Company), as hereinafter provided, upon the attainment of certain management objectives as more fully set forth in the Performance Unit Award Agreement Terms attached hereto as Exhibit A and incorporated herein (the “Terms”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and hereinafter in the attached Agreement, and for other good and valuable consideration, the Company and the Grantee do hereby agree as follows:

Subject to and upon the terms, conditions and restrictions set forth in the Milacron Inc. 2004 Long-Term Incentive Plan, as amended and as may be amended from time to time (the “Plan”) and this Agreement, the Company hereby grants to the Grantee xxxxxx Performance Units (collectively the “Award”), effective as of April 2, 2008 (the “Date of Grant”). Each Performance Unit represents the contingent right to receive $1.00 or its equivalent value in shares of Milacron Inc. common stock, subject to the terms and conditions set forth in the Plan and this Agreement, including Exhibit A hereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Grantee has hereunto set his or her hand, all as of the day and year first above written.

MILACRON INC.

By:

GRANTEE:

DATE:

EXHIBIT A

MILACRON INC.

PERFORMANCE UNIT AWARD AGREEMENT TERMS

1. Restrictions on Transfer of Award. The Award may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee; provided, however, that the Grantee’s rights with respect to such Award may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 1 shall be void ab initio, and the other party to any such purported transaction shall not obtain any rights to or interest in such Award.

2. Vesting and Payment of Award.

(a) All or a portion of the Award shall vest and become nonforfeitable at 11:59 p.m. on January 2, 2010 (the “Vesting Date”), provided that (i) the Grantee has been continuously employed with the Company and its Subsidiaries from the Date of Grant until such time and (ii) the Company determines and the Committee approves that all or a portion of the management objectives set forth in Schedule A attached hereto and incorporated herein (“Management Objectives”) have been satisfied in accordance with Section 2(b).

(b) As soon as administratively practicable following the end of the Performance Period (as defined below), the Personnel and Compensation Committee of the Company’s Board of Directors (the “Committee”) shall determine (i) the extent, if any, to which the Management Objectives for the period beginning on January 1, 2008 and ending on December 31, 2008 (the “Performance Period”) shall have been achieved in accordance with Schedule A; (ii) the number of Performance Units under the Award, if any, that shall have been earned in accordance with Schedule A; and, (iii) whether upon the Vesting Date the Company will settle the Award in cash or shares of Milacron common stock. In the event the Committee determines settlement shall be in the form of shares of Milacron Inc. common stock, the Award shall be converted to a book entry equivalent of shares using the fair market value of Milacron Inc. common stock on the first business day following the end of the Performance Period and the Grantee will receive shares of Milacron common stock following the Vesting Date, if not otherwise forfeited, pursuant to the terms herein.

(c) If the Grantee ceases to be an employee of the Company or its Subsidiaries after the Performance Period but prior to the Vesting Date as a result of his or her Retirement, Disability, Death, or any other event specified by the Committee, then the number of Performance Units earned in accordance with Section 2(b) shall vest as of the Vesting Date pursuant to the terms herein. For purposes of this Agreement, “Retirement” shall mean the Grantee’s termination of employment with the Company and its Subsidiaries (i) after having attained age 55 and at least five years of Credited Service (as that term is defined in the Milacron Retirement Plan); or, (ii) in accordance with a temporary early retirement program or other agreed upon severance arrangement of the Company or its Subsidiaries. For purposes of this Agreement, “Disability” shall have the meaning given such term in the long-term disability plan of the Company in effect for, or applicable to, the Grantee.

(d) Payment of any Performance Units of an Award that are earned and vested in accordance with Sections 2(a) through 2(c) and not forfeited in accordance with Section 3 shall be made to the Grantee no later than by March 15, 2010.

3. Forfeiture of Award. Except as and to the extent the Award has become nonforfeitable pursuant to Sections 2(c), all of the Award shall be forfeited if the Grantee ceases to be continuously employed by the Company and its Subsidiaries prior to the Vesting Date.

4. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

5. Taxes and Withholding. The Company shall withhold from the Award as is standard and customary. To the extent that the Company shall be required to withhold any federal, state, local or other taxes in connection with the Award and the amounts available to the Company for such withholding are insufficient, the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

6. Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Company.

7. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding this foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

8. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

9. Entire Agreement. The Agreement and the Terms contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of the Agreement and the Terms, the Terms shall govern.

10. Successors and Assigns. Without limiting Section 1 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

11. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

12. Compliance with Section 409A of the Code. It is intended that the Performance Units payable pursuant to this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code (the “Code”). This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Performance Units of an Award shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the Awards to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Grantee to the additional tax imposed under Section 409A of the Code. The Company makes no representations or warranties with respect to the tax consequences of the provisions of the Plan, the Agreement or any other program, agreement or arrangement of the Company or any affiliates, or that they do or will comply in form or operation with Section 409A of the Code.

13. Notices. Any notice to the Company shall be in writing to the Company and any notice to the Grantee shall be addressed to the Grantee at his or her address on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class certified or registered mail, postage and fees prepaid, return receipt requested, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

[END]

SCHEDULE A

MANAGEMENT OBJECTIVES

1. Management Objectives. The Management Objectives applicable to the Award shall be based on the Company’s consolidated Earnings Before Interest Taxes Depreciation and Amortization as reported in consolidated financial statements and excluding certain extraordinary or special items and/or certain non-cash gains or losses as approved by the Committee (“EBITDA”).

2. Determination of Size of Award. The ultimate number of Performance Units that may be earned shall be based on the extent to which the Company’s EBITDA for the Performance Period is equal to or greater than the EBITDA levels set forth below (if the Company’s EBITDA falls between two of the specified amounts set forth below, then the percentage of Award vested shall be calculated in a linear fashion):

EBITDA FOR PERFORMANCE PERIOD	% of Award Earned
***	200%

***	175%

***	150%

***	110%

***	80%

***	25%

***	0%

***indicates where text has been omitted pursuant to a request for confidential treatment. The omitted text has been filed separately with the Securities and Exchange Commission.